Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of TFF Pharmaceuticals, Inc. on Form S-3 (File No. 333-249870) and Form S-8 (File No. 333-249364) of our report dated March 10, 2021, with respect to our audits of the consolidated financial statements of TFF Pharmaceuticals, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of TFF Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 10, 2021